Exhibit 3.1

ARTICLES OF AMENDMENT

to the

AMENDED AND RESTATED ARTICLES OF INCORPORATION

of

RENTECH, INC.

PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF

SERIES E CONVERTIBLE PREFERRED STOCK

(Pursuant to Section 7-106-102 of the

Colorado Business Corporation Act)

RENTECH, INC., a Colorado corporation (the “Corporation”), does hereby certify that pursuant to the authority conferred upon the Board of Directors (the “Board”) of the Corporation by the Amended and Restated Articles of Incorporation of the Corporation and pursuant to Section 7-106-102 of the Colorado Business Corporation Act, said Board, at a duly convened meeting held on April 6, 2014, adopted the following resolution:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board in accordance with the provisions of the Amended and Restated Articles of Incorporation of the Corporation, the Board hereby creates the Series E Convertible Preferred Stock and hereby states the designation and number of shares, and fixes the relative rights, powers and preferences and qualifications, limitations and restrictions thereof as follows:

TERMS OF PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” of any Person means any Person, directly or indirectly, controlling, controlled by or under common control with such Person.

“Articles of Incorporation” means the Corporation’s Amended and Restated Articles of Incorporation, as may be amended from time to time.

“Board” has the meaning set forth in the Preamble.

“Bylaws” means the Corporation’s Bylaws as amended from time to time.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Capital Stock” means the Common Stock and any other class or series of capital stock or other equity securities of the Corporation, whether authorized as of or after the date hereof.

“Change of Control” means: (a) the sale, transfer, lease or other disposition, in one or a series of related transactions, of assets (including equity interests in any Subsidiary) comprising a majority (measured based on the book value of such assets as reflected in the most recent publicly reported consolidated balance sheet of the Corporation) of the assets of the wood fibre, wood pellet and related businesses of the Corporation and its Subsidiaries, other than any sale in a public offering of limited partner interests or other equity interests in any Subsidiary, so long as the Corporation, directly or indirectly, owns a majority of the voting and economic interests in the general partner, manager or similar governing entity of such Subsidiary; (b) the merger, consolidation, recapitalization or reorganization of the Corporation with or into another Person (whether or not the Corporation is the surviving corporation) that results in the holders of the total voting power of the outstanding Capital Stock immediately prior to such transaction failing to hold a majority of the total voting power of the outstanding capital stock of the continuing or surviving Person immediately after such transaction; (c) the acquisition, directly or indirectly, by any “person” or “group” (as defined in Section 13(d)(3) of the Exchange Act), other than a Specified Person, of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of a majority of the total voting power of the outstanding Capital Stock; or (d) the Corporation ceasing to own or control, directly or indirectly (i) a majority of the shares of capital stock or equity, partnership or membership interests of the general partner of RNF, or (ii) the General Partner Interest (as defined in the Third Amended and Restated Agreement of Limited Partnership of RNF, dated as of November 1, 2012). Notwithstanding anything herein to the contrary, a “Change of Control” shall not include any removal of or failure to re-elect any or all of the directors of the Board if such removal or failure to re-elect is approved by such vote of the Corporation’s Shareholders as is required under the Articles of Incorporation and Bylaws.

“Common Stock” means the Corporation’s common stock, $0.01 par value per share.

“Conversion Cap” means 45,045,045 shares of the outstanding Common Stock, subject to appropriate adjustment in the event of a stock split, stock dividend, combination or other similar recapitalization.

“Conversion Price” means $2.22 per share of Series E Preferred.

“Corporation” has the meaning set forth in the Preamble.

“Dividend Payment Date” means the first Business Day of June and December of each calendar year.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GSO” means GSO Capital Partners LP and any of its Affiliates that operate under the credit business segment of The Blackstone Group L.P.

“Junior Stock” means the Common Stock, the Series A Convertible Preferred Stock, par value $10.00 per share, the Series 1998-C Participating Cumulative Preferred Stock, par value $10.00 per share, the Series D Junior Participating Preferred Stock, par value $10.00 per share, and any other class or series of Capital Stock of the Corporation ranking junior to the Series E Preferred with respect to the payment of dividends or distribution of assets upon liquidation, dissolution or winding up of the Corporation.

“Liquidation Price” has the meaning set forth in Section 7.

“Original Issue Date” means the date of the first issuance of any shares of Series E Preferred regardless of the number of subsequent Transfers of any particular shares of Series E Preferred, and regardless of the number of certificates which may be issued to evidence such shares of Series E Preferred.

“Original Issue Price” means $100 million, or $1,000 per share of Series E Preferred, regardless of the actual purchase price paid by any initial holder of shares of Series E Preferred to the Corporation.

“Permitted Transferee” means any controlled, managed or subadvised investment fund or account of GSO.

“Parity Stock” means any class or series of Capital Stock (other than the Series E Preferred) ranking pari passu with the Series E Preferred with respect to the payment of dividends or distribution of assets upon liquidation, dissolution or winding up of the Corporation.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Redemption Date” has the meaning set forth in Section 6(a)(ii).

“Redemption Election” has the meaning set forth in Section 6(a)(i).

“Redemption Notice” has the meaning set forth in Section 6(b).

“Redemption Price” means the Original Issue Price plus all unpaid accrued and accumulated dividends thereon (including any amounts accrued and unpaid since the last Dividend Payment Date) whether or not declared by the Board.

“RNF” means Rentech Nitrogen Partners, L.P., a Delaware limited partnership.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Stock” means any class or series of Capital Stock ranking senior to the Series E Preferred with respect to the payment of dividends or distribution of assets upon liquidation, dissolution or winding up of the Corporation.

“Series E Director” has the meaning set forth in Section 4(b).

“Series E Preferred” has the meaning set forth in Section 2.

“Specified Person” means any Affiliate of the initial holders of the Series E Preferred on the Original Issue Date that operates under the credit business segment of such Affiliates or any investment funds or managed accounts managed by any such Person.

“Subsidiary(ies)” means a Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the Corporation.

“Trading Day” means any Business Day on which any domestic securities exchange on which the Common Stock may at the time be listed is open for trading.

“Trading Price” means, as of any Trading Day, the volume-weighted average of the intraday sales prices per share of Common Stock for such Trading Day on all domestic securities exchanges on which the Common Stock may at the time be listed for trading as reported by Bloomberg Financial Markets or any successor service.

“Transfer” means, with respect to the shares of Series E Preferred, a sale, transfer, hypothecation, assignment, gift, bequest or disposition by any other means, whether for value or no value and whether voluntary or involuntary (including, without limitation, by realization upon any lien or by operation of law or by judgment, levy, attachment, garnishment, bankruptcy or other legal or equitable proceedings). “Transferred”, “Transferring” and any other derivations thereof shall each have a correlative meaning to the term “Transfer”.

Section 2. Designation and Amount. The shares of such series shall be designated as “Series E Convertible Preferred Stock” (the “Series E Preferred”) and the number shares constituting the Series E Preferred shall be 100,000. Subject to Section 4(c), such number of shares may be increased or decreased by further resolution duly adopted by the Board and by the filing of an amendment to the Articles of Incorporation pursuant to and in accordance with the Articles of Incorporation and the Colorado Business Corporation Act stating that such reduction or increase has been so authorized. Shares of Series E Preferred that are redeemed, purchased or otherwise acquired by the Corporation, or converted into another class or series of Capital Stock, shall be cancelled and shall not be reissued as shares of Series E Preferred, but shall constitute authorized but unissued and undesignated Preferred Stock (as defined in the Articles of Incorporation).

Section 3. Dividends and Distributions.

(a) From and after the Original Issue Date, dividends on each outstanding share of Series E Preferred shall begin to accrue and be cumulative, whether or not declared by the Board and whether or not there are funds legally available for the payment of dividends, on a daily basis in arrears at the rate of 4.5% per annum on the sum of the Original Issue Price plus all unpaid accrued and accumulated dividends thereon, shall compound semi-annually on each Dividend Payment Date whether or not declared by the Board, and shall continue to accumulate and compound until paid pursuant to this Section 3(a) or Section 5 or redeemed pursuant to Section 6. The Board shall declare dividends in the amount of all accrued and unpaid dividends on each share of outstanding Series E Preferred, and the Corporation shall pay such dividends in cash to the holder of such Series E Preferred, on each Dividend Payment Date, subject only to the legal availability of funds for declaration and payment thereof. Upon redemption of any outstanding share of Series E Preferred, the Corporation shall pay accrued dividends on such share of Series E Preferred in cash to the holder thereof in accordance with the provisions of Section 6. The amount of dividends payable on the outstanding shares of Series E Preferred shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and with respect to any date of determination that is not a Dividend Payment Date, actual days elapsed over a 30-day month. All accrued and accumulated dividends on the shares of Series E Preferred shall be prior and in preference to any dividend on any Junior Stock and shall be fully declared and paid before any dividends are declared and paid, or any other distributions or redemptions are made, on any Junior Stock, in each case, other than dividends, distributions and redemptions made solely in shares of Junior Stock.

(b) In addition to the dividends accruing on shares of Series E Preferred pursuant to Section 3(a), if the Corporation declares or pays a cash dividend on the Common Stock, the Corporation shall simultaneously declare and pay a dividend on the outstanding shares of Series E Preferred on a pro rata basis with the Common Stock determined on an as-converted basis assuming all outstanding shares of Series E Preferred had been converted pursuant to Section 5 as of immediately prior to the record date of the applicable dividend (or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined).

(c) Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued and accumulated with respect to the Series E Preferred, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued and accumulated but unpaid dividends on the shares of Series E Preferred held by each such holder.

Section 4. Voting Rights; Protective Covenants.

(a) Each holder of outstanding shares of Series E Preferred shall be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the shareholders of the Corporation for their action or consideration (whether at a meeting of shareholders of the Corporation, by written action of shareholders in lieu of a meeting or otherwise). In any such vote, each outstanding share of Series E Preferred shall be entitled to a number of votes equal to the number of shares of Common Stock into which such share of Series E Preferred is convertible pursuant to Section 5 as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent. Each holder of outstanding shares of Series E Preferred shall be entitled to notice of all shareholder meetings (or requests for written consent) in accordance with the Corporation’s bylaws.

(b) In the election of directors to the Corporation:

(i) for so long as the initial holders (or their Permitted Transferees) of the outstanding shares of Series E Preferred as of the Original Issue Date own beneficially and of record at least 85% of the shares of Series E Preferred issued on the Original Issue Date, the holders of the outstanding shares of Series E Preferred, voting as a separate class, shall be entitled to elect by majority vote (with each outstanding share of Series E Preferred entitled to one vote) two individuals to the Board (each such individual, a “Series E Director”), and one such Series E Director (determined by the holders of the outstanding shares of Series E Preferred, voting as a separate class) shall execute and deliver to the Board an irrevocable letter of resignation to be deemed tendered at such time as the initial holders of Series E Preferred (or their Permitted Transferees) own beneficially and of record less than 85% of the shares of Series E Preferred issued on the Original Issue Date;

(ii) for so long as the initial holders (or their Permitted Transferees) of the outstanding shares of Series E Preferred as of the Original Issue Date own beneficially and of record at least 42.5% of the shares of Series E Preferred issued on the Original Issue Date, the holders of the outstanding shares of Series E Preferred, voting as a separate class, shall be entitled to elect by majority vote (with each outstanding share of Series E Preferred entitled to one vote) one Series E Director, and such Series E Director shall execute and deliver to the Board an irrevocable letter of resignation to be deemed tendered at such time as the initial holders of Series E Preferred (or their Permitted Transferees) own beneficially and of record less than 42.5% of the shares of Series E Preferred issued on the Original Issue Date;

(iii) a Series E Director may be removed at any time as a director on the Board (with or without cause) upon, and only upon, the written request of the holders of the outstanding shares of Series E Preferred (voting as a separate class by majority vote with each outstanding share of Series E Preferred entitled to one vote);

(iv) in the event that a vacancy is created on the Board at any time due to the death, disability, retirement, resignation or removal of a Series E Director, other than pursuant to Section 4(b)(i) or Section 4(b)(ii), then the holders of the outstanding shares of Series E Preferred (voting as a separate class by majority vote with each outstanding share of Series E Preferred entitled to one vote) shall have the right to designate an individual to fill such vacancy; and

(v) in the event that the holders of outstanding shares of Series E Preferred fail to designate in writing a representative to fill the vacant Series E Director seat on the Board, such Board seat shall remain vacant until such time as the holders of the outstanding shares of Series E Preferred elect an individual to fill such seat in accordance with this Section 4, and during any period where such seat remains vacant, the Board nonetheless shall be deemed duly constituted.

(c) Notwithstanding Section 4(a), the Corporation shall not (in any case, by merger, consolidation, operation of law or otherwise), directly or directly, without first having obtained the written consent of the holders of a majority of the outstanding shares of Series E Preferred (excluding any shares of Series E Preferred held by the Corporation or any of its Subsidiaries).

(i) increase or decrease the number of authorized shares of Series E Preferred;

(ii) issue any shares of Senior Stock, Parity Stock, Series A Convertible Preferred Stock, par value $10.00 per share, or Series 1998-C Participating Cumulative Preferred Stock, par value $10.00 per share,

(iii) amend the Articles of Incorporation or Bylaws in any manner to authorize or create, or increase the authorized amount of, any shares of Senior Stock, Parity Stock, Series A Convertible Preferred Stock, par value $10.00 per share, or Series 1998-C Participating Cumulative Preferred Stock, par value $10.00 per share;

(iv) amend the Articles of Incorporation or Bylaws in any manner which would materially alter or change the powers, preferences, privileges, or rights of the Series E Preferred so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Series E Preferred, voting separately as class;

(v) declare or pay any dividend on Junior Stock or Parity Stock, other than dividends paid solely in shares of Junior Stock, unless the Corporation has paid in full all accrued and accumulated dividends on the Series E Preferred through the Dividend Payment Date immediately preceding such declaration and payment;

(vi) issue any indebtedness directly or indirectly convertible into or exchangeable for any Capital Stock (excluding, for the avoidance of doubt, the issuance of indebtedness with warrants for purposes of yield enhancement);

(vii) redeem or repurchase or permit any Subsidiary to redeem or repurchase any shares of any class or series of Capital Stock of the Corporation, other than (A) Series E Preferred pursuant to Section 6 or pursuant to any agreement between a holder of Series E Preferred and the Corporation or a Subsidiary of the Corporation entered into on the Original Issue Date, (B) any shares of Common Stock from employees or consultants of the Corporation or its Subsidiaries upon termination of their employment or services pursuant to agreements providing for such repurchase and approved by the Board, (C) any shares of Common Stock from employees or consultants of the Corporation or its Subsidiaries upon the exercise of stock options, warrants, convertible notes or similar rights, or upon the vesting of any restricted stock awards, units or similar rights, to the extent such shares represent a portion of the applicable exercise price or the payment of withholding taxes or (D) any Capital Stock of the Corporation if the Corporation has paid in full all accrued and accumulated dividends on the Series E Preferred through the Dividend Payment Date immediately preceding such redemption or repurchase; provided, however, that in the case of clause (D) of this Section 4(c)(vi), no such redemption or repurchase shall be made utilizing the proceeds of any indebtedness for borrowed money incurred by the Corporation or any of its Subsidiaries (other than any proceeds of indebtedness for borrowed money of RNF or any of its Subsidiaries paid by RNF to the Corporation or any of its Subsidiaries as a regular quarterly distribution); or

(viii) increase or decrease the maximum number of directors on the Board to more than ten persons or to less than eight persons.

The consent rights of the holders of shares of Series E Preferred set forth in clauses (vi), (vii) and (viii) of this Section 4(c) shall terminate in the event that less than 25% of the shares of Series E Preferred issued on the Original Issue Date are outstanding.

Section 5. Conversion.

(a) Holder Election. Any holder of outstanding shares of Series E Preferred shall have the right, but not the obligation, to elect, from time to time, to convert any or all of such holder’s shares of Series E Preferred into Common Stock by delivering notice written notice of such election to the Corporation. Following such notice, the number of such holder’s shares of Series E Preferred that such holder elected to convert shall be promptly converted into a number of shares of Common Stock as is determined by dividing the Original Issue Price of each such share of Series E Preferred by the Conversion Price; provided, however, that if such quotient would result in the holders of the outstanding shares of Series E Preferred holding more than the Conversion Cap, then the number of shares of Common Stock to be so issued shall be adjusted to be no greater than the Conversion Cap.

(b) Corporation Election. The Corporation may elect to convert all, but not less than all, of the outstanding shares of Series E Preferred to Common Stock at any time after the second anniversary of Original Issue Date; provided, however, that the Corporation may only make such an election if the Trading Price was more than two times the Conversion Price for at least the 30 consecutive Trading Days during the 90 days immediately preceding such election. Following such an election, each outstanding share of Series E Preferred shall be converted into a number of shares of Common Stock as is determined by dividing the Original Issue Price of each such share of Series E Preferred by the Conversion Price; provided, however, that if such quotient would result in the holders of the outstanding shares of Series E Preferred holding more than the Conversion Cap, then the number of shares of Common Stock to be so issued shall be adjusted to be no greater than the Conversion Cap. Notwithstanding anything to the contrary in this Section 5(b) or in Section 5(c), the Corporation shall not have the right to elect to convert the outstanding shares of Series E Preferred if the Corporation does not have funds legally available to pay in cash to the holders thereof all accrued and accumulated dividends thereon (including any amounts accrued and unpaid since the last Dividend Payment Date) whether or not declared by the Board.

(c) Mechanics of Conversion. Upon the conversion of any outstanding share of Series E Preferred, the Corporation shall pay in cash to the holder thereof all accrued and accumulated dividends thereon (including any amounts accrued and unpaid since the last Dividend Payment Date) whether or not declared by the Board; provided that if upon the conversion of such shares of Series E Preferred pursuant to Section 5(a), the Corporation does not have sufficient funds legally available to pay in cash to the holder thereof all accrued and accumulated dividends thereon (including any amounts accrued and unpaid since the last Dividend Payment Date), the Corporation shall pay to the holder thereof the amount of such dividends that it has sufficient funds to pay (such amount to be apportioned on a pro rata basis among the holders of outstanding shares of Series E Preferred electing to convert on the same date, to the extent necessary), and the Corporation shall pay the remaining accrued and accumulated dividends thereon (including any amounts accrued and unpaid since the last Dividend Payment Date) as soon as practicable after the Corporation has funds legally available therefor. Shares of Common Stock issued upon the conversion of shares of Series E Preferred shall be issued in book entry form. Before any outstanding shares of Series E Preferred shall be converted into shares of Common Stock pursuant to Section 5(a), the holder of such outstanding shares of Series E Preferred shall either (i) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series E Preferred or (ii) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that such holder elects to convert the same; provided, however, that if the Corporation elects to convert the outstanding shares of Series E Preferred pursuant to Section 5(b), the outstanding shares of Series E Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, further, however, that the Corporation shall not be obligated to issue book entry shares evidencing the shares of Common Stock issuable upon such a conversion pursuant to Section 5(b) unless either the certificates evidencing such outstanding shares of Series E Preferred are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of such a conversion pursuant to Section 5(b), each holder of record of outstanding shares of Series E Preferred shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such outstanding shares of Series E Preferred shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of outstanding shares of Series E Preferred, book entry shares evidencing such shares of Common Stock shall not then be actually delivered to such holder.

(d) Adjustments for Stock Splits and Combinations. If the Corporation shall at any time, or from time to time after the Original Issue Date, effect a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately prior thereto shall be proportionately decreased, and conversely, if the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(d) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(e) Adjustments for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Original Issue Date, shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter, the Conversion Price shall be adjusted pursuant to this Section 5(e) as of the time of actual payment of such dividends or distributions.

(f) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (including, subject to the terms thereof, any rights pursuant to the Corporation’s Tax Benefit Preservation Plan or any similar plan) other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the outstanding shares of Series E Preferred shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their outstanding shares Series E Preferred been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period under this Section 5 with respect to the rights of the holders of such outstanding shares of Series E Preferred.

(g) Adjustment for Reclassification Exchange or Substitution. Without limiting the right of the holders of shares of Series E Preferred to elect to cause the Corporation to redeem such holder’s shares of Series E Preferred pursuant to Section 6(a) if such subsection is applicable, if the Common Stock issuable upon the conversion of the outstanding shares of Series E Preferred shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 5), then, and in each such event, the holders outstanding shares of Series E Preferred shall have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such outstanding shares of Series E Preferred might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(h) Reorganization, Mergers, Consolidations or Sales of Assets. Without limiting the right of the holders of shares of Series E Preferred to elect to cause the Corporation to redeem such holder’s shares of Series E Preferred pursuant to Section 6(a) if such subsection is applicable, if at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 5) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation’s properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the outstanding shares Series E Preferred shall thereafter be entitled to receive upon conversion of such outstanding shares of Series E Preferred, the number of shares of stock or other securities or property of the Corporation or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the outstanding shares of Series E Preferred after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the outstanding shares of Series E Preferred) shall be applicable after that event as nearly equivalent as may be practicable.

(i) Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price or the securities issuable upon conversion of the outstanding shares Series E Preferred, the Corporation shall compute such adjustment or readjustment in accordance herewith and the Corporation’s Chief Financial Officer shall prepare and sign a certificate showing such adjustment or readjustment, and shall mail such certificate by first class mail, postage prepaid, to each registered holder of outstanding shares of Series E Preferred at the holder’s address as shown in the Corporation’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.

(j) Notices of Record Date. In the event of (i) any taking by the Corporation of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (ii) any reclassification or recapitalization of the Capital Stock, any merger or consolidation of the Corporation or any transfer of all or substantially all of the assets of the Corporation to any other corporation, entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of outstanding shares Series E Preferred at least 10 days prior to the record date specified therein, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective and (C) the time, if any is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares, of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up. The failure to deliver notice under this Section 5(j) or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

(k) Fractional Shares. Series E Preferred may be issued in fractions of a share that shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series E Preferred. No fractional shares of Common Stock shall be issued upon conversion of the outstanding shares of Series E Preferred and, in lieu of fractional shares to which a holder would otherwise be entitled, the Corporation shall round down to the nearest whole number and pay to the holder of cash in lieu of such fractional share in an amount equal to the product of (i) such fraction of a share times (ii) the Trading Price on the Trading Day immediately preceding the date of conversion pursuant to Section 5(a) or Section 5(b), as applicable.

(l) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the outstanding shares of the Series E Preferred, 45,045,045 shares of Common Stock (subject to adjustment upon a stock split, stock dividend, combination or other similar recapitalization), and shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series E Preferred, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(m) Notices. Any notice required by the provisions of this Section 5 to be given to the holders of outstanding shares of Series E Preferred shall be deemed given (i) if deposited in the United States mail, postage prepaid, or (ii) if given by any other reliable or generally accepted means (including by facsimile or by a nationally recognized overnight courier service), in each case addressed to each holder of record at his address (or facsimile number) appearing on the books of the Corporation.

(n) Payment of Taxes. The Corporation shall pay all transfer taxes and other governmental charges that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of outstanding shares of Series E Preferred.

Section 6. Redemption.

(a) Holder Election.

(i) After the earlier of (A) the seventh anniversary of the Original Issue Date, (B) the consummation of a Change of Control, (C) a bankruptcy, a dissolution, a liquidation or the winding up the affairs of the Corporation or (D) any breach by the Corporation of the terms of Section 4(c) (which breach has remained uncured for a period of 30 days, provided such 30-day cure period shall not apply if such breach is not capable of cure), each holder of outstanding shares of Series E Preferred shall, have the right (but not obligation) to elect, from time to time, to cause the Corporation to redeem any or all of the outstanding shares of Series E Preferred held by such holder by delivery to the Corporation of written notice thereof (the “Redemption Election”); provided that prior to the seventh anniversary of the Original Issue Date, a holder of shares of Series E Preferred shall not deliver a Redemption Election following the 90th day after such holder’s receipt of written notice from the Corporation specifying that an event set forth in clause (B), clause (C) or clause (D) (and, in the case of clause (D), if not cured within such 30-day cure period or not capable of cure) of this Section 6(a)(i) has occurred . The Corporation shall, subject to Section 6(a)(ii), redeem for cash, all of the outstanding shares of Series E Preferred such holder has elected to redeem. As soon as possible and in any event within one (1) Business Day after the Corporation becomes aware of the occurrence of an event set forth in clause (B), clause (C) or clause (D) of this Section 6(a)(i), the Corporation shall deliver written notice to each holder of Series E Preferred of the occurrence of such event and setting forth the details thereof.

(ii) Following a Redemption Election, the number of outstanding shares of Series E Preferred which a holder of Series E Preferred has elected to redeem pursuant to such Redemption Election shall be redeemed by the Corporation for a price equal to the Redemption Price on a date (such date, the “Redemption Date”) determined by the Corporation which shall not be later than 30 days after receipt by the Corporation of such Redemption Election. If on the Redemption Date, the Corporation does not have sufficient funds legally available to redeem all outstanding shares of Series E Preferred, the Corporation shall redeem only the number of outstanding shares of Series E Preferred that it has sufficient funds to redeem (such amount to be apportioned on a pro rata basis among the holders of outstanding shares of Series E Preferred electing to redeem on the same date, to the extent necessary), and the Corporation shall redeem the remaining unredeemed shares that holders have elected to cause the Corporation to redeem as soon as practicable after the Corporation has funds legally available therefor, and such unredeemed shares shall remain outstanding until so redeemed or earlier converted upon the election of the holder thereof pursuant to Section 5(a).

(b) Corporation Election. The Corporation may redeem all, but not less than all, of the outstanding shares of Series E Preferred at any time after the seventh anniversary of the Original Issue Date, upon no less than 10 Business Days prior written notice (the “Redemption Notice”) to the holders of the outstanding shares of Series E Preferred of the Corporation’s election to redeem all of the outstanding shares of Series E Preferred, for a price equal to the Redemption Price on the applicable Redemption Date set forth in the Redemption Notice, which shall not be later than 30 days after delivery of the Redemption Notice; provided, however, that (i) each holder of Series E Preferred shall have the right to elect to convert any or all of such holder’s shares of Series E Preferred into shares of Common Stock pursuant to Section 5(a) by delivering written notice to the Corporation prior to the tenth Business Day following such holder’s receipt of the Redemption Notice and (ii) the Corporation may specify in the Redemption Notice that the effectiveness of such redemption is conditioned upon the occurrence, on or prior to the Redemption Date set forth in the Redemption Notice, of a financing transaction described therein. Notwithstanding anything to the contrary, the Corporation shall not have the right to elect to redeem the outstanding shares of Series E Preferred if the Corporation does not have funds legally available to pay the Redemption Price therefor.

(c) Mechanics of Redemption. Before any outstanding shares of Series E Preferred shall be redeemed, the holder of such shares of Series E Preferred shall either (i) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series E Preferred or (ii) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that such holder elects to redeem the same; provided, however, if the Corporation elects to redeem the outstanding shares of Series E Preferred pursuant to Section 6(b), then, subject to the right of each holder of shares of Series E Preferred to convert its shares of Series E Preferred into shares of Common Stock pursuant to Section 5(a), the outstanding shares of Series E Preferred shall be redeemed automatically upon the payment by the Corporation on the Redemption Date of the Redemption Price therefor without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent. On the date of the occurrence of such a redemption pursuant to Section 6(b), each holder of record of outstanding shares of Series E Preferred shall be deemed to no longer have any rights or obligations relating to the Series E Preferred, notwithstanding that the certificates representing such outstanding shares of Series E Preferred shall not have been surrendered at the office of the Corporation.

Section 7. Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, each holder of outstanding shares of Series E Preferred shall be entitled to receive, in respect of such shares of Series E Preferred, and to be paid out of the assets of the Corporation available for distribution to shareholders, whether such assets are capital, surplus or earnings or otherwise, and after satisfaction of all liabilities and obligations to creditors of the Corporation and the payment in full of the preferential amounts payable on Senior Stock issued in accordance with Section 4(c)(ii), on par with each share of Parity Stock issued in accordance with Section 4(c)(ii), but before any payment shall be made to the holders of any other class or series of Capital Stock (on account of such other class or series of Capital Stock), an amount (the “Liquidation Price”) equal to the greater of (a) the Redemption Price of each outstanding share of Series E Preferred held by such holder and (b) the amount that such holder would have been entitled to receive upon the liquidation, dissolution or winding up of the Corporation if all outstanding shares of Series E Preferred had converted into shares of Common Stock pursuant to Section 5 immediately prior to such liquidation, dissolution or winding up of the Corporation. The holders of each outstanding share of the Series E Preferred and Parity Stock issued in accordance with Section 4(c)(ii) shall be entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution which is not sufficient to pay in full the aggregate amounts payable thereon. Such payment of the Liquidation Price shall constitute payment in full to the holders of the outstanding shares of Series E Preferred upon the liquidation, dissolution or winding up of the Corporation. After such payment of the Liquidation Price shall have been made in full, or funds necessary for such payment of the Liquidation Price in full shall have been set aside by the Corporation in trust for the account of the holders of outstanding shares of Series E Preferred, so as to be available for such payment, such holders of outstanding shares of Series E Preferred shall not be entitled to any further participation in the distribution of the assets of the Corporation. To the extent that all holders of shares of Series E Preferred and all holders of Parity Stock issued in accordance with Section 4(c)(ii) are paid in full the amount payable thereon upon a liquidation, dissolution or winding up of the Corporation, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

Section 8. Transfers. No holder of outstanding shares of Series E Preferred shall Transfer such shares of Series E Preferred, except to a Permitted Transferee, without the prior written consent of the Corporation, which shall not be unreasonably withheld, delayed or conditioned.

Section 9. Waiver. Any of the rights, powers, preferences and other terms of the Series E Preferred set forth herein may be waived on behalf of all holders of Series E Preferred by the affirmative written consent or vote of the holders of a majority of the shares of Series E Preferred then outstanding (excluding any shares of Series E Preferred held by the Corporation or any of its Subsidiaries).

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IN WITNESS WHEREOF, RENTECH, INC. has caused this certificate to be executed on behalf of the Corporation by the undersigned authorized officer this this 9th day of April, 2014.

By:	/s/ Colin M. Morris
Colin M. Morris
Senior Vice President and General Counsel

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